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                                                                     EXHIBIT 4.2
                                     FORM OF
                                    AMENDMENT
                                       TO
                                RIGHTS AGREEMENT

         This Amendment to Rights Agreement ("Amendment") is made and entered into effective as of December 18, 2000, by and between Digital Recorders, Inc., a North Carolina corporation ("Company") and Continental Stock Transfer & Trust Company, a New York corporation ("Rights Agent").

                                    Recitals

         WHEREAS, Company and Rights Agent entered into that certain Rights Agreement, dated as of December 19, 1999; and

         WHEREAS, the Board of Directors (the "Board") of Company approved an amendment to the Rights Agreement as set forth herein, which amendment has not previously been documented; and

         WHEREAS, Company and Rights Agent desire to enter into this Amendment to evidence the Board's amendment of the Rights Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

         1. Section 1(a). By resolution approved and adopted as of December 20, 2000, the Board agreed to amend Section 1(a) of the Rights Agreement to specifically exclude certain acquisitions of Common Shares of the Company in determining whether a Person is an "Acquiring Person" as defined in the Rights Agreement. Accordingly, Section 1(a) of the Rights Agreement is hereby amended by deleting Section 1(a) in its entirety and replacing it with the following
Section 1(a), with the added substantive language indicated by italics:

                           (a) "Acquiring Person" shall mean any Person who or
                  which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of fifteen percent (15%) or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or (iv) any Person or entity holding Common Shares for or pursuant to the terms of any such employee benefit plan. Notwithstanding the foregoing, (1) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% (or such other percentage as would otherwise result in such Person becoming an Acquiring Person) or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of 15% (or such other percentage) or


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                  more of the Common Shares of the Company then outstanding by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional one percent (1%) of the outstanding Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or pursuant to a share split or subdivision of the outstanding Common Shares, or pursuant to any other acquisition of common shares directly from the Company), then such Person shall be deemed to be an "Acquiring Person;" (2) no person shall become an "Acquiring Person" as the result of an acquisition of common shares directly from the Company which increases the proportionate number of shares beneficially owned by such person to 15% (or such other percentage as would otherwise result in such person becoming an Acquiring Person) or more of the common shares of the Company then outstanding; provided, however, that if a person shall so become the beneficial owner of 15% (or such other percentage) or more of the common shares of the Company then outstanding by reason of an acquisition of common shares directly from the Company and shall, after such acquisition of shares from the Company, become the beneficial owner of an additional one percent (1%) of the outstanding common shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding common shares, or pursuant to a share split or subdivision of the outstanding common shares, or pursuant to any other acquisition of common shares directly from the Company), then such person shall be deemed to be an "Acquiring Person;" and
                  (3) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an "Acquiring Person" for any purposes of this Agreement.

         2. Defined Terms. Capitalized terms that are used herein and not otherwise defined shall have the meanings assigned to them in the Rights Agreement.

         3. No Further Amendment. All other terms and provisions of the Rights Agreement not expressly modified by this Amendment shall remain in full force and effect and are hereby expressly ratified and confirmed.

                                  * * * * * * *

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         IN WITNESS WHEREOF, the parties hereto have executed or have caused this Amendment to be executed as of the day and year first above written.

                                    COMPANY:

                                    DIGITAL RECORDERS, INC.,
                                    a North Carolina corporation



                                    By:
                                           -------------------------------------
                                           David L. Turney,
                                           Chairman, Chief Executive Officer and
                                           President


                                    RIGHTS AGENT:

                                    CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation


                                    By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------



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